UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2018

Moxian, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-55017	27-3729742
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Block A, 9/F, Union Plaza, 5022 Binjiang Avenue, Futian District,

Shenzhen City, Guangdong Province, China

(address of principal executive offices) (zip code)

Tel: +86 (0)755-66803251

(registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 3.01	NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OR LISTING.

On April 19, 2018, Moxian, Inc. (the “Registrant”) received a letter (the “Letter”) from The Nasdaq Stock Market (“Nasdaq”) notifying the Registrant of the Nasdaq Staff’s determination that the Registrant no longer complies with Nasdaq’s independent director requirement as set forth in Listing Rule 5605 due to the resignation of Ms. Wang Ying Jie from the Board of Directors (the “Board”) of the Registrant, effective March 27, 2018. Ms. Wang’s resignation was previously disclosed in the Current Report on Form 8-K filed by on April 3, 2018.

Ms. Wang’s departure from the Board created a vacancy on the Board. As a result, the Registrant is no longer in compliance with the requirements of Nasdaq Listing Rules 5605(b)(1). Nasdaq Listing Rule 5605(b)(1) requires that a majority of the board of directors of a company with Nasdaq-listed securities be composed of independent directors.

The Letter further stated that the Registrant can rely on a cure period allowing it to regain compliance by the earlier of its next annual meeting of shareholders or March 27, 2019 (or if the next annual meeting of shareholders is held before September 24, 2018, then the Registrant must evidence compliance to Nasdaq no later than September 24, 2018). In response to Ms. Wang’s resignation and the receipt of the Letter, the Registrant is currently searching for a qualified individual who satisfies the aforementioned independence requirements to join the Registrant’s Board.

Nasdaq Listing Rule 5810(b) requires that the Registrant promptly disclose receipt of the Letter, which disclosure must include the continued listing criteria that the Registrant failed to meet. The Registrant is filing this Current Report on Form 8-K for the purpose of satisfying Nasdaq’s disclosure requirement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOXIAN, INC.

Date: April 20, 2018	By:	/s/ Yin Yi Jun
		Name:	Yin Yi Jun
		Title:	Chief Executive Officer